Exhibit 99.1

News Release	For Immediate Release
August 18, 2010
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Ken Harper
Greer, SC 29650	Phone: (864) 848-5104

Greer Bancshares Incorporated Reports Second Quarter 2010 Loss

GREER, SC — Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported a net loss of $(825,000) before TARP-related costs of $160,000, resulting in a net loss attributed to common shareholders of $(985,000), or $(0.40) per diluted share of common stock, for the quarter ended June 30, 2010. This second quarter 2010 net loss compares to the Company’s net income of $4,000 before TARP-related costs and net loss of $(156,000) attributed to common shareholders after TARP-related costs, or $(0.06) per diluted share of common stock, for the quarter ended June 30, 2009.

On a year to date basis through June 30, 2010, the Company reported a net loss of $(920,000) before TARP-related costs of $319,000. The year to date net loss attributed to common shareholders totals $(1,239,000), or $(0.50) per diluted common share, which compares to a net loss attributed to common shareholders of $(297,000) after TARP-related costs, or $(0.12) per diluted common share, for the first six months of 2009. The Bank remains well-capitalized and will continue to focus on enhancing capital.

While the Bank’s net interest margin continued to show improvement through continued emphasis on loan pricing and cost of funds management, second quarter 2010 results were negatively impacted by additions to the allowance for loan losses in excess of those budgeted for the period. The allowance for loan losses as of June 30, 2010 was 2.16% of total loans, which compares to 2.05% as of December 31, 2009. This increase to the allowance resulted primarily from credit losses, credit deterioration and diminishment in collateral valuations. Bank management remains committed to continually assessing the adequacy of the allowance for loan losses.

While modest improvement in first and second quarter home sales activity was evident within our local real estate market as a result of Federal tax incentive programs, the current stagnation in this sector supports the prognosis of a slow and measured recovery in the Upstate and elsewhere in S.C. Ken Harper, President and Chief Executive Officer reports: “While we are encouraged by recent headlines which tout new and positive economic announcements within our area, we also understand that it will take a period of time for these announcements to turn into real jobs, and further translate into hard evidence of actual economic recovery. Meanwhile, we will continue to preserve and enhance shareholder value through maintenance of an adequate allowance for loan losses, cross-selling initiatives and operating expense control, all of which will serve to position the Company favorably as economic conditions improve.”

Deposit growth continues to be a positive highlight of the Company, with an increase in core deposits of $16.5 million since December 31, 2009. This deposit growth has enabled a continued reduction in brokered deposit balances, and the retirement of certain Bank borrowings in an aggregate amount of $32 million over the same period.

Greer State Bank’s asset base stands at $458 million as of June 30, 2010, in comparison to total assets of approximately $477 million as of December 21, 2009.

Greer State Bank is now in its twenty-second year of operations and serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties including, without limitation:

•	significant increases in competitive pressure in the banking and financial services industries;

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reduced earnings due to higher credit losses owing to economic factors, including declining home values, increasing interest rates, increasing unemployment, or changes in payment behavior or other causes;

•	the concentration of our portfolio in real estate based loans and the weakness in the commercial real estate market;

•	increased funding costs due to market illiquidity, increased competition for funding or other regulatory requirements;

•	market risk and inflation;

•	level, composition and re-pricing characteristics of our securities portfolios;

•	availability of wholesale funding;

•	adequacy of capital and future capital needs;

•	our reliance on secondary sources of liquidity such as FHLB advances, federal funds lines of credit from correspondent banks and brokered time deposits, to meet our liquidity needs;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment, including recently enacted and proposed legislation;

•	adequacy of the level of our allowance for loan losses;

•	the rate of delinquencies and amounts of charge-offs;

•	the rates of loan growth;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•

general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets;

•	ability to generate future taxable income to realize deferred tax assets;

•	ability to have sufficient liquidity at the parent holding company level to pay preferred stock dividends and interest expense on junior subordinated debt; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this report.